EXHIBIT 10.57

THE PNC FINANCIAL SERVICES GROUP, INC.

2016 INCENTIVE AWARD PLAN

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INCENTIVE PERFORMANCE UNITS AWARD AGREEMENT

This Agreement, which includes the attached appendices (this “Agreement”) sets forth the terms and conditions of your incentive performance-based share unit award made pursuant to The PNC Financial Services Group, Inc. 2016 Incentive Award Plan and any sub-plans thereto.

Appendix A to this Agreement sets forth additional terms and conditions of the Award, including restrictive covenant provisions. Appendix B to this Agreement sets forth certain definitions applicable to this Agreement generally. Appendix C to this Agreement sets forth the performance-based vesting conditions applicable to the Award and certain related definitions. Capitalized terms not otherwise defined in the body of this Agreement have the meaning ascribed to such terms in the Plan or Appendices A, B or C.

The Corporation and the Grantee named below (referenced in this Agreement as “you” or “your”) agree as follows:

Subject to your timely acceptance of this Agreement (as described in Section A below), the Corporation grants to you the Award set forth below, subject to the terms and conditions of the Plan and this Agreement.

A.	GRANT AND ACCEPTANCE OF IPUs

	GRANTEE:	[Name]

	GRANT DATE:	February 16, 2017

	AWARD:	Incentive performance-based share units (“IPUs”), each representing a right to receive one Share, and related Dividend Equivalents, payable in cash. Any IPUs earned above the target amount set forth below (and all related Dividend Equivalents) will be payable in cash.

	TARGET:	[# Shares] IPUs and related Dividend Equivalents

	PERFORMANCE PERIOD:	January 1, 2017–December 31, 2019 (other than limited exceptions in the event of death or a Change of Control, as described in Appendix C).

	AWARD ACCEPTANCE; AWARD EFFECTIVE DATE:	You must accept this Award by delivering an executed unaltered copy of this Agreement to the Corporation within 30 days of your receipt of this Agreement. Upon such execution and delivery of this Agreement by both you and the Corporation, this Agreement is effective as of the Grant Date (the “Award Effective Date”). If you do not properly accept this Award, the Corporation may, in its sole discretion, cancel the Award at any time thereafter.

B.	VESTING REQUIREMENTS

B.1	An Award becomes vested upon satisfaction of both the service-based vesting requirements and the performance-based vesting requirements set forth below.

	SERVICE-BASED VESTING REQUIREMENTS	Except as otherwise provided in this Agreement, you must remain continuously employed through and including the Final Award Date (as defined in Appendix B) or such earlier date as prescribed by Section B.2 below.

	PERFORMANCE-BASED VESTING REQUIREMENTS	Provided the service-based vesting requirements have been met, the Award will vest on the applicable Final Award Date upon the achievement of the performance goals set forth in Appendix C to this Agreement.

B.2	EFFECT OF TERMINATION OF EMPLOYMENT PRIOR TO THE FINAL AWARD DATE ON VESTING REQUIREMENTS

	RETIREMENT	Notwithstanding anything to the contrary in this Agreement, if your employment with PNC is terminated due to your Retirement, and not for Cause, then the service-based vesting requirements of the Award will be satisfied as of your Termination Date, but the Award will not vest until the Final Award Date, subject to satisfaction of the performance-based vesting requirements and your continued compliance with the terms and conditions of this Agreement.

	DISABILITY	Notwithstanding anything to the contrary in this Agreement, if your employment with PNC is terminated by PNC due to your Disability, and not for Cause, then the service-based vesting requirements of the Award will be satisfied as of your Termination Date, but the Award will not vest until the Final Award Date, subject to satisfaction of the performance-based vesting requirements and your continued compliance with the terms and conditions of this Agreement.

	DEATH	Notwithstanding anything to the contrary in this Agreement, if your employment with PNC ceases by reason of your death, or if you die after a termination of employment with PNC due to Disability or Retirement or following an Anticipatory Termination, but prior to the Final Award Date, then the service-based requirements of the Award will be satisfied as of your date of death, and the performance-based vesting requirements will be satisfied as further described in Appendix C.

	ANTICIPATORY TERMINATION	Notwithstanding anything to the contrary in this Agreement, if your termination of employment with PNC is an Anticipatory Termination, then the service-based vesting requirements of the Award will be satisfied as of the Termination Date, but the Award will not vest until the Final Award Date, subject to satisfaction of the performance-based vesting requirements and your continued compliance with the terms of this Agreement.

TERMINATION FOLLOWING A CHANGE OF CONTROL

Notwithstanding anything to the contrary in this Agreement, if you have been continuously employed by PNC, including any successor entity, through the date of a Change of Control, and your employment with PNC is terminated following such Change of Control (but prior to the Final Award Date):

(a)    by PNC other than for Misconduct,

(b)    by you for Good Reason, or

(c)    for any reason (other than for Misconduct) on or after the first business day of the calendar year following the end of the Performance Period,

(each, a “Qualifying Termination”), then the service-based requirements of the Award will be satisfied as of your Termination Date, and the performance-based vesting requirements will be satisfied as further described in Appendix C.

For the avoidance of doubt, upon the occurrence of a Change of Control, the Award will not become vested until the service-based vesting requirements are satisfied, either as set forth in Section B.1. or as a result of your Retirement, your termination of employment by reason of death or Disability, or the occurrence of a Qualifying Termination.

C.	FORFEITURE

C.1	FORFEITURE UPON FAILURE TO MEET SERVICE-BASED VESTING REQUIREMENTS	Except as otherwise provided in Section B.2 above, if you cease to be an employee of PNC prior to an applicable Final Award Date, you will not have satisfied the service-based vesting requirements and the outstanding unvested portion of the Award will be forfeited and cancelled without payment of any consideration by PNC as of your Termination Date. Upon such forfeiture or cancellation, neither you nor your successors, heirs, assigns or legal representatives will have any further rights or interest in the Award under this Agreement.

C.2	FORFEITURE IN CONNECTION WITH DETRIMENTAL CONDUCT

At any time prior to the date that the Award has become vested, to the extent that PNC (acting through a PNC Designated Person) determines in its sole discretion (a) that you have engaged in Detrimental Conduct and (b) to forfeit and cancel (without payment of any consideration by PNC) all or a specified portion of the outstanding unvested Award as a result of such determination, then such portion will be forfeited and cancelled effective as of the date of such determination.

Upon such determination, neither you nor your successors, heirs, assigns or legal representatives will have any further rights or interest in the Award under this Agreement.

C.3	FORFEITURE UPON FAILURE TO SATISFY PERFORMANCE CONDITIONS	If the Overall Performance Factor (as defined in Appendix C) is determined by the Committee to be 0.00%, the Award will be forfeited and cancelled without payment of any consideration by PNC as of the date of such determination. Upon such forfeiture or cancellation, neither you nor your successors, heirs, assigns or legal representatives will have any further rights or interest in the portion of the Award that relates to the Award under this Agreement.

D.	DIVIDEND EQUIVALENTS

D.1	GENERALLY	As of the Award Effective Date, you will be entitled to earn accrued cash Dividend Equivalents on the vested Payout Share Units (defined in Appendix C), in an amount equal to the cash dividends that would have been paid (without interest or reinvestment) between the Grant Date and the Final Award Date, as though you were the record holder of such Payout Share Units, and such Payout Share Units had been issued and outstanding shares on the Grant Date through the Final Award Date.

D.2	ACCRUED DIVIDEND EQUIVALENT PAYMENTS	(a) Generally. Accrued Dividend Equivalents will vest and be paid out in cash, less the payment of any applicable withholding taxes pursuant to Section 6 of Appendix A, if and when the Award vests and pays out (at which point such Dividend Equivalents will terminate). Dividend Equivalents are subject to the same vesting requirements and payout size adjustments as the Award. If the IPUs to which such Dividend Equivalents relate are forfeited and cancelled, such related Dividend Equivalents will also be forfeited and cancelled without payment of any consideration by PNC.

(b) Payment Upon a Change of Control. Accrual of Dividend Equivalents will cease as of the Change of Control. Upon a Change of Control, Dividend Equivalents accrued (without reinvestment or interest) between the Grant Date and the Change of Control will vest and be paid out in cash, less the payment of any applicable withholding taxes pursuant to Section 6 of Appendix A, if and when the Award vests and pays out, as if you were the record holder of the number of Shares equal to the number of vested Payout Share Units underlying the Award from the Grant Date through the date of the Change of Control.

E.	PAYMENT OF THE AWARD

E.1	PAYMENT TIMING	Except as otherwise provided below, vested Payout Share Units that remain outstanding will be settled as soon as practicable following the applicable Final Award Date (and no later than (x) in the event of your death, December 31st following the year of death or (y) March 15th following the year the Award vests).

E.2	FORM OF PAYMENT; AMOUNT

(a) Payment Generally.

Except as provided in subsection (b) below, vested Payout Share Units will be settled at the time set forth in Section E.1 by delivery to you of:

•     that number of whole Shares equal to the number of Payout Share Units up to and including the target number of IPUs specified in Section A (as adjusted for capital adjustments pursuant to Section 2 of Appendix A, if any), less the payment of any applicable withholding taxes pursuant to Section 6 of Appendix A, and

•     with respect to any remaining vested Payout Share Units that exceed the target number of IPUs specified in Section A, a cash payment equal to the number of such remaining vested Payout Share Units multiplied by the then current Fair Market Value of a share of Common Stock on the Final Award Date.

(b) Payment On or After a Change of Control.

Upon vesting on or after a Change of Control, vested Payout Share Units will be settled at the time set forth in Section E.1 by payment to you of cash in an amount equal to that number of whole Shares equal to the number of vested Payout Share Units, multiplied by the then current Fair Market Value of a share of Common Stock on the date of the Change of Control (subject to any applicable adjustment pursuant to Section 2 of Appendix A), less the payment of any applicable withholding taxes pursuant to Section 6 of Appendix A. Related accrued Dividend Equivalent payments will be paid to you in cash as described in Section D.2(b).

No interest will be paid with respect to any such payments made pursuant to this Section E.

F.	RESTRICTIVE COVENANTS	Upon your acceptance of this Award, you shall become subject to the restrictive covenant provisions set forth in Section 1 of Appendix A.

G.	CLAWBACK

The Award, and any right to receive and retain any Shares (if applicable), cash or other value pursuant to the Award, is subject to rescission, cancellation or recoupment, in whole or in part, if and to the extent so provided under the Corporation’s Incentive Compensation Adjustment and Clawback Policy, as in effect from time to time with respect to the Award, or any other applicable clawback, adjustment or similar policy in effect on or established after the Grant Date and to any clawback or recoupment that may be required by applicable law or regulation.

By accepting this Award, you agree that you are obligated to provide all assistance necessary to the Corporation to recover or recoup the Shares, cash or other value pursuant to the Award which are subject to recovery or recoupment pursuant to applicable law, government regulation, stock exchange listing requirement or PNC policy. Such assistance shall include completing any documentation necessary to recover or recoup the Shares, cash or other value pursuant to the Award from any accounts you maintain with PNC or any pending or future compensation.

A copy of the Incentive Compensation Adjustment and Clawback Policy is included in the materials distributed to you with this Agreement.

THE PNC FINANCIAL SERVICES GROUP, INC.

2016 INCENTIVE AWARD PLAN

INCENTIVE PERFORMANCE UNITS AWARD AGREEMENT

APPENDIX A

ADDITIONAL PROVISIONS

1. Restrictive Covenants. You and PNC acknowledge and agree that you have received adequate consideration with respect to enforcement of the provisions of this Section 1 by virtue of accepting this Award (regardless of whether the Award or any portion thereof is ultimately settled and paid to you); that such provisions are reasonable and properly required for the adequate protection of the business of PNC and its subsidiaries; and that enforcement of such provisions will not prevent you from earning a living.

(a) Non-Solicitation; No-Hire. You agree to comply with the provisions of this Section 1(a) during the period of your employment with PNC and the 12-month period following your Termination Date, regardless of the reason for such termination of employment, as follows:

i. Non-Solicitation. You will not, directly or indirectly, either for your own benefit or purpose or for the benefit or purpose of any Person other than PNC, solicit, call on, do business with, or actively interfere with PNC’s relationship with, or attempt to divert or entice away, any Person that you should reasonably know (A) is a customer of PNC for which PNC provides any services as of your Termination Date, or (B) was a customer of PNC for which PNC provided any services at any time during the 12 months preceding your Termination Date, or (C) was, as of your Termination Date, considering retention of PNC to provide any services.

ii. No-Hire. You will not, directly or indirectly, either for your own benefit or purpose or for the benefit or purpose of any Person other than PNC, employ or offer to employ, call on, or actively interfere with PNC’s relationship with, or attempt to divert or entice away, any employee of PNC. You also will not assist any other Person in such activities.

Notwithstanding Section 1(a)(i) and Section 1(a)(ii) above, if your termination of employment with PNC is an Anticipatory Termination, then commencing immediately after your Termination Date, the provisions of Section 1(a)(i) and Section 1(a)(ii) will no longer apply and will be replaced with the following provision:

“No-Hire. You agree that you will not, for a period of one year after your Termination Date, employ or offer to employ, solicit, actively interfere with PNC or any PNC affiliate’s relationship with, or attempt to divert or entice away, any officer of PNC or any affiliate of PNC.”

(b) Confidentiality. During your employment with PNC and thereafter regardless of the reason for termination of such employment, you will not disclose or use in any way any confidential business or technical information or trade secret acquired in the course of such employment, all of which is the exclusive and valuable property of PNC whether or not conceived of or prepared by you, other than (i) information generally known in PNC’s industry or acquired from public sources, (ii) as required in the course of employment by PNC, (iii) as required by any court, supervisory authority, administrative agency or applicable law, or (iv) with the prior written consent of PNC. Nothing in this Agreement, including this Section 1(b), is intended to limit you from reporting possible violations of law or regulation to any governmental entity or any self-regulatory organization or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. You further understand and agree that you are not required to contact or receive consent from PNC before engaging in such communications with any such authorities.

(c) Ownership of Inventions. You will promptly and fully disclose to PNC any and all inventions, discoveries, improvements, ideas or other works of inventorship or authorship, whether or not patentable, that have been or will be conceived and/or reduced to practice by you during the term of your employment with PNC, whether alone or with others, and that are (i) related directly or indirectly to the business or activities of PNC or (ii) developed with the use of any time, material, facilities or other resources of PNC (“Developments”). You agree to assign and hereby do assign to PNC or its designee all of your right, title and interest, including copyrights and patent rights, in and to all Developments. You will perform all actions and execute all instruments that PNC or any subsidiary will deem necessary to protect or record PNC’s or its designee’s interests in the Developments. The obligations of this Section 1(c) will be performed by you without further compensation and will continue beyond your Termination Date.

(d) Enforcement Provisions. You understand and agree to the following provisions regarding enforcement of Section 1 of this Agreement:

i. Equitable Remedies. A breach of the provisions of Sections 1(a)–1(c) will cause PNC irreparable harm, and PNC will therefore be entitled to seek issuance of immediate, as well as permanent, injunctive relief restraining you, and each and every person and entity acting in concert or participating with you, from initiation and/or continuation of such breach.

ii. Tolling Period. If it becomes necessary or desirable for PNC to seek compliance with the provisions of Section 1(a) by legal proceedings, the period during which you will comply with said provisions will extend for a period of 12 months from the date PNC institutes legal proceedings for injunctive or other relief.

iii. Reform. If any of Sections 1(a) – 1(c) are determined by a court of competent jurisdiction to be unenforceable because unreasonable either as to length of time or area to which the restriction applies, it is the intent of both parties that the court reduce and reform the restriction so as to apply the greatest limitations considered enforceable by the court.

iv. Waiver of Jury Trial. Each of you and PNC hereby waives any right to trial by jury with regard to any suit, action or proceeding under or in connection with any of Sections 1(a) – 1(c).

v. Application of Defend Trade Secrets Act. Regardless of any other provision in this Agreement, you may be entitled to immunity and protection from retaliation under the Defend Trade Secrets Act of 2016 for disclosing trade secrets under certain limited circumstances, as set forth in PNC’s Defend Trade Secrets Act policy. The policy is available for viewing on PNC’s intranet under the “PNC Ethics” page.

2. Capital Adjustments upon a Change of Control. Upon the occurrence of a Change of Control, (a) the number, class and kind of IPUs then outstanding under the Award will automatically be adjusted to reflect the same changes as are made to outstanding shares of Common Stock generally, (b) the value per share unit of any share-denominated award amount will be measured by reference to the per share value of the consideration payable to a holder of Common Stock in connection with such Corporate Transaction or Transactions if applicable, and (c) with respect to stock-payable IPUs only, if the effect of the Corporate Transaction or Transactions on a holder of Common Stock is to convert that shareholder’s holdings into consideration that does not consist solely (other than as to a minimal amount) of shares of Common Stock, then the entire value of any payment to be made to you will be made solely in cash at the applicable time specified in this Agreement.

3. Fractional Shares. No fractional Shares will be delivered to you. If the outstanding vested IPUs being settled in Shares include a fractional interest, such fractional interest will be eliminated by rounding down to the nearest whole share unit.

4. No Rights as a Shareholder. You will have no rights as a shareholder of the Corporation by virtue of this Award unless and until Shares are issued and delivered in settlement of the Award pursuant to and in accordance with this Agreement.

5. Transfer Restrictions.

(a) The Award may not be sold, assigned, transferred, exchanged, pledged, or otherwise alienated or hypothecated.

(b) If you are deceased at the time any outstanding vested IPUs are settled and paid out in accordance with the terms of this Agreement, such delivery of Shares, cash payment or other payment (as applicable) shall be made to the executor or administrator of your estate or to your other legal representative or, as permitted under the election procedures of the Plan’s third-party administrator, to your designated beneficiary, in each case, as determined in good faith by the Corporation. Any delivery of Shares, cash payment or other payment made in good faith by the Corporation to your executor, other legal representative or permissible designated beneficiary, or retained by the Corporation for taxes pursuant to Section 6 of this Appendix A, shall extinguish all right to payment hereunder.

6. Withholding Taxes.

(a) You shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes), penalties and interest that you incur in connection hereunder. The Corporation will, at the time any withholding tax obligation arises in connection herewith, retain an amount sufficient to satisfy the minimum amount of taxes then required to be withheld by the Corporation in connection therewith from amounts then payable hereunder to you.

(b) If any such withholding is required prior to the time amounts are payable to you hereunder or if such amounts are not sufficient to satisfy such obligation in full, the withholding will be taken from other compensation then payable to you or as otherwise determined by PNC.

(c) The Corporation will withhold cash from any amounts then payable to you hereunder that are settled in cash. Unless the Committee or PNC Designated Person determines otherwise, with respect to stock-payable IPUs only, the Corporation will retain whole Shares from any amounts then payable to you hereunder (or pursuant to any other IPUs previously awarded to you under the Plan) in the form of Shares. For purposes of this Section 6(c), Shares retained to satisfy applicable withholding tax requirements will be valued at their Fair Market Value on the date the tax withholding obligation arises (as such date is determined by the Corporation).

7. Employment. Neither the granting of the Award nor any payment with respect to such Award authorized hereunder nor any term or provision of this Agreement shall constitute or be evidence of any understanding, expressed or implied, on the part of PNC to employ you for any period or in any way alter your status as an employee at will.

8. Miscellaneous.

(a) Subject to the Plan and Interpretations. In all respects the Award and this Agreement are subject to the terms and conditions of the Plan, which has been made available to you and is incorporated herein by reference. The terms of the Plan will not be considered an enlargement of any benefits under this Agreement. If the Plan and this Agreement conflict, the provisions of the Plan will govern. Interpretations of the Plan and this Agreement by the Committee are binding on you and PNC.

(b) Governing Law and Jurisdiction. This Agreement is governed by and construed under the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions. Any dispute or claim arising out of or relating to this

Agreement or claim of breach hereof will be brought exclusively in the Federal court for the Western District of Pennsylvania or in the Court of Common Pleas of Allegheny County, Pennsylvania. By execution of this Agreement, you and PNC hereby consent to the exclusive jurisdiction of such courts, and waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with this Agreement.

(c) Headings; Entire Agreement. Headings used in this Agreement are provided for reference and convenience only, are not considered part of this Agreement, and will not be employed in the construction of this Agreement. This Agreement, including any appendices or exhibits attached hereto, constitutes the entire agreement between you and PNC with respect to the subject matters addressed herein, and supersedes all other discussions, negotiations, correspondence, representations, understandings and agreements between the parties concerning the subject matters hereof.

(d) Modification. Modifications or adjustments to the terms of this Agreement may be made by the Corporation as permitted in accordance with the Plan or as provided for in this Agreement. No other modification of the terms of this Agreement will be effective unless embodied in a separate, subsequent writing signed by you and by an authorized representative of the Corporation.

(e) No Waiver. Failure of PNC to demand strict compliance with any of the terms, covenants or conditions of this Agreement will not be deemed a waiver of such term, covenant or condition, nor will any waiver or relinquishment of any such term, covenant or condition on any occasion or on multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

(f) Severability. The restrictions and obligations imposed by this Agreement are separate and severable, and it is the intent of both parties that if any restriction or obligation imposed by any of these provisions is deemed by a court of competent jurisdiction to be void for any reason whatsoever, the remaining provisions, restrictions and obligations will remain valid and binding upon you.

(g) Applicable Laws. Notwithstanding anything in this Agreement, PNC will not be required to comply with any term, covenant or condition of this Agreement if and to the extent prohibited by law, including but not limited to Federal banking and securities regulations, or as otherwise directed by one or more regulatory agencies having jurisdiction over PNC.

(h) Compliance with Section 409A of the Internal Revenue Code. It is the intention of the parties that the Award and this Agreement comply with the provisions of Section 409A of the Internal Revenue Code to the extent, if any, that such provisions are applicable. This Agreement will be administered in a manner consistent with this intent, including as set forth in Section 20 of the Plan. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury

Regulations), your right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment.

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THE PNC FINANCIAL SERVICES GROUP, INC.

2016 INCENTIVE AWARD PLAN

INCENTIVE PERFORMANCE UNITS AWARD AGREEMENT

APPENDIX B

DEFINITIONS

Certain Definitions. Except as otherwise provided, the following definitions apply for purposes of this Agreement.

“Anticipatory Termination” means a termination of employment where PNC terminates your employment with PNC (other than for Misconduct or Disability) prior to the date on which a Change of Control occurs, and you reasonably demonstrated that such termination of employment (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or in anticipation of a Change of Control.

“Award Effective Date” has the meaning set forth in Section A of this Agreement.

“Change of Control” means:

(a) Any Person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then-outstanding shares of Common Stock (the “Outstanding PNC Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding PNC Voting Securities”). The following acquisitions will not constitute a Change of Control for purposes of this definition: (1) any acquisition directly from the Corporation, (2) any acquisition by the Corporation, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any company controlled by, controlling or under common control with the Corporation (an “Affiliated Company”), (4) any acquisition pursuant to an Excluded Combination (as defined below) or (5) an acquisition of beneficial ownership representing between 20% and 40%, inclusive, of the Outstanding PNC Voting Securities or Outstanding PNC Common Stock if the Incumbent Board (as defined below) as of immediately prior to any such acquisition approves such acquisition either prior to or immediately after its occurrence;

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied). For purposes of this definition, any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the shareholders of the Corporation, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will

i

be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”). A transaction otherwise meeting the definition of Business Combination will not be treated as a Change of Control if following completion of the transaction all or substantially all of the beneficial owners of the Outstanding PNC Common Stock and the Outstanding PNC Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of Common Stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding PNC Common Stock and the Outstanding PNC Voting Securities, as the case may be (such a Business Combination, an “Excluded Combination”); or

(d) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

“Competitive Activity” means any participation in, employment by, ownership of any equity interest exceeding one percent in, or promotion or organization of, any Person other than PNC (1) engaged in business activities similar to some or all of the business activities of PNC during your employment or (2) engaged in business activities that you know PNC intends to enter within the next 12 months (or, if after your Termination Date, within the first 12 months after your Termination Date), in either case whether you are acting as agent, consultant, independent contractor, employee, officer, director, investor, partner, shareholder, proprietor or in any other individual or representative capacity therein. For purposes of Competitive Activity as defined herein (and as such similar term is defined in any equity-based award agreement held by you), the term “subsidiary” will not include any company in which PNC holds an interest pursuant to its merchant banking authority.

“Detrimental Conduct” means:

(a) You have engaged in, without the prior written consent of PNC (with consent to be given or withheld at PNC’s sole discretion), in any Competitive Activity in the Restricted Territory at any time during the period of your employment with PNC and the 12-month period following your Termination Date;

(b) any act of fraud, misappropriation, or embezzlement by you against PNC or one of its subsidiaries or any client or customer of PNC or one of its subsidiaries; or

(c) you are convicted (including a plea of guilty or of nolo contendere) of, or you enter into a pre-trial disposition with respect to, the commission of a felony that relates to or arises out of your employment or other service relationship with PNC.

You will be deemed to have engaged in Detrimental Conduct for purposes of this Agreement only if and when the Committee or other PNC Designated Person determines that you have engaged in conduct described in clause (a) or clause (b) above or that an event described in clause (c) above has occurred with respect to you. Detrimental Conduct will not apply to conduct by or activities of successors to the Award by will or the laws of descent and distribution in the event of your death.

No determination that you have engaged in Detrimental Conduct may be made (x) on or after your Termination Date if your termination of employment was an Anticipatory Termination or (y) between the time PNC enters into an agreement providing for a Change of Control and the time such agreement either terminates or results in a Change of Control.

“Final Award Date” means (a) the date on which the Committee makes its determination as to the size of the payout of a Final Award (defined in Appendix C), if any, following the end of the Performance Period, (b) in the event of your death prior to the last calendar year of the Performance Period, the date on which the Committee makes its determination as to the size of the payout of a Final Award, if any, following the calendar year of your death, or (c) if a Change of Control has occurred prior to the date described in (a) and a Final Award has been authorized, the date upon which the service requirements are satisfied.

“Good Reason” means the definition of Good Reason contained in the Change of Control Employment Agreement between you and PNC or any substitute employment agreement entered into between you and PNC then in effect or, if none, the occurrence of any of the following events without your consent:

(a) the assignment to of any duties to you inconsistent in any material respect with your position (including status, offices, titles and reporting requirements), or any other material diminution in such position, authority, duties or responsibilities;

(b) any material reduction in your rate of base salary or the amount of your annual bonus opportunity (or, if less, the bonus opportunity established for the PNC’s similarly situated employees for any year), or a material reduction in the level of any other employee benefits for which you are eligible receive below those offered to the PNC’s similarly situated employees;

(c) PNC’s requiring you to be based at any office or location outside of a fifty (50)-mile radius from the office where you were employed on the Grant Date;

(d) any action or inaction that constitutes a material breach by the PNC of any agreement entered into between you and PNC; or

(e) the failure by PNC to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of PNC to assume expressly and agree to perform this Agreement in the same manner and to the same extent that PNC would be required to perform it if no such succession had taken place.

Notwithstanding the foregoing, none of the events described above shall constitute Good Reason unless and until (i) you first notify PNC in writing describing in reasonable detail the condition which constitutes Good Reason within 90 days of its initial occurrence, (ii) PNC fails to cure such condition within 30 days after receipt of such written notice, and (iii) you terminate employment within two years of its initial occurrence.

Your mental or physical incapacity following the occurrence of an event described above in clauses (a) through (e) shall not affect your ability to terminate employment for Good Reason, and your death following delivery of a notice of termination for Good Reason shall not affect your estate’s entitlement to severance payments benefits provided hereunder upon a termination of employment for Good Reason.

“Misconduct” means, as it relates to an Anticipatory Termination or following a Change of Control, (a) your willful and continued failure to substantially perform your duties with PNC (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board or the CEO that specifically identifies the manner in which the Board or the CEO believes that you have not substantially performed your duties; or (b) your willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to PNC or any of its subsidiaries. For purposes of clauses (a) and (b), no act or failure to act, on your part, shall be considered willful unless it is done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interests of PNC. Any act, or failure to act, based upon the instructions or prior approval of the Board, the CEO or your superior or based upon the advice of counsel for PNC, will be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of PNC.

Your cessation of employment will be deemed to be a termination of your employment with PNC for Misconduct only if and when there shall have been delivered to you, as part of the notice of your termination, a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board, at a Board meeting called and held for the purpose of considering such termination, finding on the basis of clear and convincing evidence that, in the good faith opinion of the Board, you are guilty of conduct described in clause (a) or clause (b) above and, in either case, specifying the particulars thereof in detail. Such resolution shall be adopted only after (i) reasonable notice of such Board meeting is provided to you, together with written notice that PNC believes that you are guilty of conduct described in clause (a) or clause (b) above and, in either case, specifying the particulars thereof in detail, and (ii) you are given an opportunity, together with counsel, to be heard before the Board.

“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

“PNC Designated Person” means (a) the Committee or its delegate if you are (or were when you ceased to be an employee of PNC) either a member of the Corporate Executive Group (or equivalent successor classification) or subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PNC securities (or both); or (b) the Committee, the CEO, or the Chief Human Resources Officer of PNC, or any other individual or group as may be designated by one of the foregoing to act as PNC Designated Person for purposes of this Agreement.

“Qualifying Termination” has the meaning set forth in Section B of this Agreement.

“Restricted Territory” means (a) if you are employed by (or, if you are not an employee, providing the majority of your services to) PNC in the United States or Canada as of the Termination Date, the United States and Canada, (b) if you are employed by (or, if you are not an employee, providing the majority of your services to) PNC in the United Kingdom as of the Termination Date, the United Kingdom or (c) if you are employed by (or, if you are not an employee, providing the majority of your services to) PNC in Germany as of the Termination Date, Germany or the United Kingdom.

“Retirement” means your termination of employment with PNC at any time for any reason (other than termination of employment by reason of your death, by PNC for Cause or by reason of termination of employment in connection with a divestiture of assets or a divestiture of one or more subsidiaries of PNC if the Committee or the CEO or his or her designee so determines prior to such divestiture) on or after the first date on which you have both attained at least age 55 and completed five years of service, where a year of service is determined in the same manner as the determination of a year of vesting service calculated under the provisions of The PNC Financial Services Group, Inc. Pension Plan.

“Termination Date” means the last day of your employment with PNC. If you are employed by a Subsidiary that ceases to be a Subsidiary or ceases to be a consolidated subsidiary of the Corporation under U.S. generally accepted accounting principles and you do not continue to be employed by or otherwise have a Service Relationship with PNC, then for purposes of this Agreement, your employment with PNC terminates effective at the time this occurs.

v

THE PNC FINANCIAL SERVICES GROUP, INC.

2016 INCENTIVE AWARD PLAN

INCENTIVE PERFORMANCE UNITS AWARD AGREEMENT

APPENDIX C

PERFORMANCE-BASED VESTING CONDITIONS

The following table sets forth the performance-based vesting conditions of the Award:

1.	Generally

Performance-based vesting and payout of your Award is determined based on the level of satisfaction of four performance metrics during each Performance Year, described in more detail in the paragraphs below. “PNC” for purposes of this Appendix C as it refers to performance-based vesting conditions means the Corporation and its consolidated subsidiaries for financial reporting purposes.

Each performance metric is applied to the Award on an annual basis for each calendar year (i.e., calendar year 2017, calendar year 2018 and calendar year 2019) during the Performance Period (each, a “Performance Year”). A Performance Year may refer to a partial calendar year in certain limited circumstances (e.g., in connection with death or a Change of Control) as described in this Appendix C.

•     Two of the four performance metrics are related to annual corporate performance:

•     annual growth in earnings per share (EPS Growth) relative to similar performance of PNC’s Peer Group (as set forth in paragraph 2 below) for the applicable Performance Year, and

•     annual return on average common shareholders’ equity (ROCE) for the applicable Performance Year relative to the applicable Committee-specified “ROCE hurdle” for that year.

•     The other two performance metrics are related to annual risk performance:

•     whether, as of the end of a given

Performance Year, PNC has met or exceeded the Tier 1 risk based capital ratio established by PNC’s primary Federal bank holding company regulator for well-capitalized institutions as then in effect and applicable to PNC, and

•     PNC’s return on economic capital (ROEC), as defined in paragraph 5 below, relative to the applicable Committee-specified “ROEC hurdle” for that year for purposes of comparison.

Each performance metric generates an annual “performance factor” for a given Performance Year, which are aggregated and applied to the Award, as set forth in subsequent paragraphs, to calculate the maximum number of IPUs eligible to vest under the Award.

•     “Payout Share Units” refers to the performance-adjusted number of IPUs that are eligible to vest.

•     The amount of Payout Share Units authorized by the Committee to be paid out to you in accordance with this Agreement is the “Final Award.”

All performance metrics, including any adjustments, will be determined on the basis of:

(x) PNC’s internal financial information, with respect to PNC’s absolute performance;

(y) either publicly-disclosed financial information or internal financial information that is anticipated to be publicly disclosed in an upcoming filing with the SEC, with respect to PNC’s relative performance to members of the Peer Group; and

(z) publicly-disclosed financial information; with respect to members of the Peer Group,

in each case, as of the date immediately prior to the date the Committee certifies the performance metrics and only where such amounts can be reasonably determined.

2.	1st Corporate Performance Factor

(a) EPS Growth Generally. The Award is subject to a corporate performance factor that relates to annual EPS Growth relative to similar performance of PNC’s Peer Group for the applicable Performance Year, where:

•     “EPS” means the publicly-reported diluted earnings per share of PNC or other Peer Group members for the Performance Year, in each case as adjusted, on an after-tax basis, for the impact of the items set forth in paragraph 6 below (rounded to the nearest cent), and

•     “EPS Growth,” with respect to a given Performance Year, means the growth or decline in EPS achieved by PNC or other Peer Group member for that Performance Year as compared to EPS for the comparable period of the prior calendar year, expressed as a percentage (rounded to the nearest one-hundredth).

(b) Calculating Annual EPS Growth Performance Factor. After measuring EPS Growth for PNC and its Peer Group for a Performance Year, PNC and its Peer Group will be ranked for that Performance Year based on their respective EPS growth performances, adjusted as set forth in paragraph 6 below.

When ranking EPS growth performance for a given Performance Year for PNC and members of its Peer Group, each Peer Group member that had positive adjusted earnings will be ranked above any Peer that had a loss (i.e., negative adjusted earnings) for (i) the same period, or (ii) that covered period or the comparable period of the comparison year.

The “Annual EPS Growth Performance Factor” is generated for a given Performance Year using the applicable table and interpolation, as set forth in Exhibit 1 to this Appendix C. The Annual EPS Growth Performance Factor will depend both on PNC’s relative ranking achieved with respect to EPS Growth and on PNC’s performance for EPS Growth relative to the comparable performance of the Peer Group member ranking immediately above and below PNC during the Performance Year.

The Annual EPS Growth Performance Factor for the given Performance Year is the applicable unadjusted payout percentage in the table, adjusted as indicated in the footnotes to that table, and rounded to the nearest one-hundredth. The Annual EPS Growth Performance Factor will range from 0.00% – 125.00%.

(c) Committee Negative Discretion. Once the Annual EPS Growth Performance Factor for a given Performance Year has been determined, the Committee may decide, in its discretion, to reduce that percentage (as long as such decision is not made during a Change of Control Coverage Period, as defined in paragraph 11, or after the occurrence of a Change of Control) but may not increase such percentage.

(d) Peer Group. The Peer Group is determined by the Committee and may be reset by the Committee annually but no later than the 90th day of that year.

•     EPS growth performance measurements for a Performance Year will be made with respect to the members of the Peer Group as they exist on the last day of that Performance Year taking into account name changes and the elimination from the Peer Group of any members since the beginning of the year (e.g., due to consolidation or merger).

Unless and until reset prospectively by the Committee, the Peer Group will consist of the following members:

•     PNC; BB&T Corporation; Bank of America Corporation; Capital One Financial Corporation; Fifth Third Bancorp; JPMorgan Chase & Co.; KeyCorp; M&T Bank Corporation; Regions Financial Corporation; SunTrust Banks, Inc.; U.S. Bancorp; and Wells Fargo & Company.

3.	2nd Corporate Performance Factor

(a) ROCE Generally. The Award is subject to a second corporate performance factor that relates to the publicly-reported return on average common shareholders’ equity of PNC for a given Performance Year, as adjusted, on an after-tax basis, for the impact of the items set forth in paragraph 6, as applicable to ROCE (“ROCE”).

(b) Calculating Annual ROCE-Related Performance Factor. ROCE for a given Performance Year is compared to the applicable Committee-specified ROCE hurdle measured in each of the Performance Years. The Committee will establish the ROCE hurdle with respect to a Performance Year no later than March 30th of that Performance Year. For the 2017 Performance Year, the ROCE hurdle as approved by the Committee is related to PNC’s cost of common equity and is set at 7.66%.

The “Annual ROCE-Related Performance Factor” is generated using the table set forth in Exhibit 2 to this Appendix C by measuring the level of PNC’s ROCE performance for a given Performance Year and comparing this amount to the Committee-specified ROCE hurdle level for that calendar year. (ROCE performance, expressed as a percentage of the applicable ROCE hurdle level, is rounded to the nearest one-hundredth.) The Annual ROCE-Related Performance Factor will be the applicable payout percentage in the table, interpolating the percentages for performance between the points indicated on the table and adjusted as indicated in the footnotes to that table, then rounded to the nearest one-hundredth.

The Annual ROCE-Related Performance Factor will range from 0.00% – 125.00%.

(c) Committee Negative Discretion. Once the Annual ROCE-Related Performance Factor for a given Performance Year has been determined, the Committee may decide, in its discretion, to reduce that percentage (as long as such decision is not made during a Change of Control Coverage Period or after the occurrence of a Change of Control) but may not increase it.

4.	1st Risk Performance Factor

(a) Tier 1 Risk-Based Performance Generally. The Award is subject to an annual risk performance factor based on whether, as of the last day of a given Performance Year, PNC has met or exceeded the Tier 1 risk-based capital ratio established by PNC’s primary Federal bank holding company regulator for well-capitalized institutions as then in effect and applicable to PNC.

(b) Determination of Annual Tier 1 Risk-Based Performance Factor. For each Performance Year, as soon as practicable after the applicable performance measurement date, PNC will present information to the Committee reflecting (1) the minimum specified Tier 1 risk-based capital ratio PNC is required to achieve in order to meet the required Tier 1 risk-based capital ratio established by PNC’s primary Federal bank holding company regulator for well-capitalized institutions as then in effect and applicable to PNC as compared to (2) the applicable Tier 1 risk-based capital ratio achieved by PNC with respect to that Performance Year, based on PNC’s publicly reported financial results for the period ending on the applicable end date. Except as otherwise provided in paragraph 10 below, this will generally be the public release of earnings results for PNC’s fourth quarter that occurs after the year-end measurement date, so that the Committee will be able to make its determination in late January or early February following the applicable performance year-end.

The “Annual Tier 1 Risk-Based Performance Factor” for a Performance Year means either (x) 100.00% if, as of the applicable performance measurement date for that Performance Year, PNC has met or exceeded the required Tier 1 risk-based capital ratio established by PNC’s primary Federal bank holding company regulator for well-capitalized institutions as then in effect and applicable to PNC, or (y) 0.00%, if PNC has not met or exceeded such required ratio. The Annual Tier 1 Risk-Based Performance Factor applies separately to each Performance Year.

5.	2nd Risk Performance Factor

(a) ROEC Generally. The Award is subject to a second annual risk performance factor based on PNC’s return on economic capital (“ROEC”), as defined below, relative to the “ROEC hurdle,” as defined below, for a given Performance Year.

•     The ROEC-related risk metric serves as a trigger to determine whether or not a risk performance review and potential downward adjustment by the Committee is required for a given Performance Year.

•     Independent from the ROEC-related risk metric, the Committee also has the discretion to conduct a risk performance review.

•     Any determination to conduct a risk performance review will be made shortly after the close of the applicable year, but no later than the 45th day following the close of such year.

“ROEC” for a given Performance Year will be calculated as earnings for the applicable performance year, divided by average economic capital for the same calendar year, calculated to two places to the right of the decimal, rounded to the nearest hundredth, where:

•     “earnings” means PNC’s publicly-reported earnings for the applicable calendar year adjusted, on an after-tax basis, for the impact of the items in paragraph 6 below, and

•     Unless otherwise determined by the Committee, “economic capital” means total economic capital for PNC on a consolidated basis as that term is used by PNC for its internal measurement purposes, and average economic capital for the applicable calendar year will mean such average economic capital as calculated by PNC for internal purposes.

The “ROEC hurdle” for a given risk performance year is the risk performance hurdle specified by the Committee (no later than March 30th of that performance year) for purposes of comparison of ROEC to such hurdle.

•     The hurdle is related to PNC’s cost of capital, and is set at a level at which the Committee believes ROEC performance below that level for the year could be an indication of a possibly inappropriate level of risk and therefore warrant a risk performance review by the Committee.

(b) Determination of Annual Risk Review Performance Factor. If a review is triggered based on PNC’s ROEC relative to the applicable ROEC hurdle for a given Performance Year, or if the Committee requires a review in its discretion, the Committee determines a risk review performance factor with respect to each Performance Year (the “Annual Risk Review Performance Factor”), as follows:

•     The Committee will conduct a review to determine if a downward-adjustment for risk performance is appropriate and, if so, the size of that adjustment.

•     The review is conducted no later than the end of the first quarter following the close of the Performance Year.

•     Using a sliding scale and other principles as guidelines, together with Committee discretion, the Committee determines the Annual Risk Review Performance Factor.

If no review is conducted with respect to that Performance Year or if the Committee determines not to apply a downward adjustment for risk performance for that Performance Year, the Annual Risk Review Performance Factor for that year will be 100.00%.

The Annual Risk Review Performance Factor for a given Performance Year may range from 0.00% to 100.00% (where a factor less than 100.00% reflects a downward adjustment for risk performance).

For the 2017 performance year, the Committee-approved ROEC hurdle level is related to PNC’s cost of capital and is set at 7.97%.

6.	Adjustments to Performance Factors

For purposes of measuring EPS growth performance for PNC and the members of the Peer Group under paragraph 2, measuring PNC’s ROCE (return on average common shareholders’ equity) under paragraph 3, and measuring PNC’s ROEC (return on economic capital) under paragraph 5, earnings or EPS performance results, as applicable, will be adjusted, on an after-tax basis, for the impact of any of the following where such impact occurs during a given Performance Year or, where applicable for purposes of the EPS growth metric, during the prior year comparison period for a given year:

•     items resulting from a change in tax law;

•     discontinued operations (as such term is used under GAAP);

•     acquisition costs and merger integration costs;

•     any costs or expense arising from specified Visa litigation (including Visa-litigation-related expenses/charges recorded for obligations to Visa with respect to the costs of specified litigation or the gains/reversal of expense recognized in connection with such obligations) and any other gains recognized on the redemption or sale of Visa shares as applicable;

•     acceleration of the accretion of any remaining issuance discount in connection with the redemption of any preferred stock, and any other charges or benefits related to the redemption of trust preferred or other preferred securities;

•     and, in PNC’s case, the net impact on PNC of significant gains or losses related to BlackRock transactions.

In the case of the relative EPS growth metric, there will be an additional adjustment for the impact of any stock splits (whether in the form of a stock split or a stock dividend). In the case of the ROCE performance metric, there will be an additional adjustment for the impact of any goodwill.

After-tax adjustments for PNC and, where applicable, the Peer Group (or members of the Peer Group) will be calculated using the same methodology for making such adjustments on an after-tax basis.

The Committee may also take into account other adjustments applied on a consistent basis but only if the effect of such adjustment or adjustments would be to reduce the maximum Payout Share Units amounts prior to making its Final Award payout determinations.

7.	Negative Discretion

The Committee may exercise negative discretion with respect to the Award and may determine, in light of PNC or individual performance or other factors as the Committee may deem appropriate, that notwithstanding the levels of corporate and risk performance achieved by PNC, the Committee will not award you the full maximum Payout Share Units eligible for authorization.

•     The Committee may use its negative discretion to reduce the size of the Final Award or to cancel the full applicable potential award amount.

•     The Committee will have no discretion to reduce the maximum Payout Share Units following a Change of Control or during a Change of Control Coverage Period.

•     In the event (a) your termination of employment with PNC is an Anticipatory Termination, (b) a Change of Control is pending, and (c) the Committee-determined Final Award Date occurs prior to the Change of Control, the Committee will have no discretion to reduce your calculated maximum Payout Share Units under these circumstances.

8.	Committee Certification of Annual Performance;	The process of certification of the level of PNC’s performance by the Committee with respect to the Performance Period will generally occur in late January or early February after the applicable year-end date.

	Prospective Adjustments; Committee Discretion	The Committee may make prospective adjustments to the Award to the extent such adjustments would not cause the loss of a deduction under Section 162(m) of the Internal Revenue Code. All determinations made by the Committee or otherwise by PNC hereunder shall be made in its sole discretion and shall be final, binding and conclusive for all purposes on all parties.

9.	Calculation of Payout Share Units and Determination of Final Award

(a) Determination of Annual Performance Factors and Overall Performance Factor. The Annual Performance Factors and Overall Performance Factor are determined as follows (subject to the provisions of paragraph 10 below in the event of your death or a Change of Control):

1.     First, the Annual EPS Growth Performance Factor and the Annual ROCE-Related Performance Factor are averaged for a given Performance Year to generate an “Annual Corporate Performance Factor” for that Performance Year, which is the maximum “Annual Performance Factor” for a given Performance Year (not to exceed 125.00%).

2.     Next, the Annual Tier 1 Risk-Based Performance Factor (either 0.00% or 100%) is then applied to the Annual Corporate Performance Factor.

a.     If the applicable Annual Tier 1 Risk-Based Performance Factor is 100.00%, then the Annual Risk Review Performance Factor for the same Performance Year (ranging from 0.00% to 100.00%) will be applied for that Performance Year.

b.     If the Annual Tier 1 Risk-Based Performance Factor, the overall Annual Performance Factor (defined below) for that Performance Year is 0.00%.

3.     The Annual Risk Review Performance Factor for that Performance Year (ranging from 0.00% to 100.00%) is then applied to the revised Annual Corporate Performance Factor to generate the overall “Annual Performance Factor” for the given Performance Year (rounded to the nearest one-hundredth and ranging from 0.00% to 125.00%).

a.     If the Annual Risk Review Performance Factor is 0.00%, the overall Annual Performance Factor for that Performance Year is 0.00%.

4.     After certification of performance results by the Committee, the “Overall Performance Factor” for the Award is generated by taking the average of the overall Annual Performance Factors for the three Performance Years, rounded to the nearest one-hundredth, and cannot be greater than 125.00% or less than 0.00%.

(b) Calculation of Payout Share Units. The number of Payout Share Units is calculated by applying the Overall Performance Factor as a percentage to the initial outstanding IPUs, rounded down to the nearest whole share unit.

(c) Final Award Determination.

•     The Committee will certify the level of performance, calculate the Payout Share Units and determine the Final Award as soon as practicable following the last day of the applicable Performance Period. In the event of your death prior to a Change of Control, such determination will occur as soon as practicable following the calendar year that includes your date of death (if earlier).

•     In the event of a Change of Control, the amount of Payout Share Units will be calculated (as of the date of the Change of Control) and determination of the Final Award will be made as soon as practicable after the Change of Control.

•     The Final Award may not exceed the maximum Payout Share Units determined as described in subparagraphs (a) and (b) above.

•     The Committee may exercise negative discretion to reduce the size of a Final Award as provided in paragraph 7.

•     The Final Award will become vested and payable as of the Final Award Date (defined in Appendix B of this Agreement).

10.	Determination of Performance Factors Upon Death or a Change of Control

Death

Notwithstanding anything to the contrary in this Agreement, if your employment with PNC ceases by reason of your death (or if you die after a termination of employment with PNC due to Disability or Retirement or following an Anticipatory Termination), but prior to a Final Award Date, then all performance-based vesting requirements will be met as of the Final Award Date, and such portion will payable based on (a) the average of the actual Annual Performance Factor calculated for the completed Performance Years (if any) and the Performance Year that includes the date of death, and (b) a 100% Annual Performance Factor for any remaining Performance Years following the calendar year of death. This amount is not pro-rated, but in general, remains subject to the Committee’s exercise of negative discretion.

If a Change of Control occurs after your death and in the same calendar year of your death (but prior to the time the Committee makes a Final Award determination), the Final Award will be calculated as described below under “Change of Control” as though you remained continuously employed with PNC as of the Change of Control.

Change of Control

Calculation of Potential Payout Share Units–

Upon a Change of Control, with respect to any outstanding portion of the Award as of the Change of Control, the total number of Payout Share Units is calculated in two parts, the “Pre-COC Tranche” and the “Post-COC Tranche”.

(a) Determination of Pre-COC Tranche:

•     A “Pre-Change of Control Performance Factor” is calculated based on the weighted average of:

(1)   the higher of (x) 100% and (y) the actual Annual Corporate Performance Factor for any full Performance Years completed prior to the Change of Control, subject to the Annual Tier 1 Risk-Based Performance Factors and the Annual Risk Review Performance Factors applicable to such Performance Years, and

(2)   for the year in which the Change of Control occurs (provided such year contains at least one full quarter as of the Change of Control), the higher of (x) 100% and (y) the actual Corporate Performance Factor for the full quarters completed prior to and including the Change of Control, subject to the Annual Tier 1 Risk-Based Performance Factor but which is calculated as of the last quarter-end prior to the Change of Control date (or, if the Change of Control occurs on a quarter-end date and if such information is available with respect to and applicable for such date, on the Change of Control date), and the same Risk Review Performance Factor as the last Annual Risk Review Performance Factor applicable prior to the Change of Control (or if none, 100%). If the Change of Control occurs prior to the end of the first quarter of the Performance Year, no Annual Performance Factor will be calculated for that Performance Year for purposes of calculating the Pre-Change of Control Performance Factor.

(3)   In generating the weighted average, the Annual Performance Factors in the numerator will be weighted based on the number of full quarters represented by that Performance Year, with the denominator being 12.

•     The Pre-Change of Control Performance Factor is applied to the portion of the Award determined by multiplying the number of outstanding IPUs under the Award by the number of full calendar quarters of the Performance Period completed prior to the Change of Control and dividing by 12.

•     The result is the number of IPUs constituting the Pre-COC Tranche.

•     All remaining outstanding IPUs constitute the Post COC Tranche, subject to adjustment as described in subparagraph (b) below.

(b) Determination of Post-COC Tranche. The number of IPUs constituting the Post-COC Tranche is adjusted based on the Post-Change of Control Performance Factor. The Post-Change of Control Performance Factor is calculated using a 100% Corporate Performance Factor, subject to the Annual Tier 1 Risk-Based Performance Factor but which is measured as of the last quarter-end prior to the Change of Control date (or, if the Change of Control occurs on a quarter-end date and if such information is available with respect to and applicable for such date, on the Change of Control date).

(c) Determination of Payout Share Units following a Change of Control. The calculated maximum Payout Share Units are determined by adding together the number of IPUs in the Pre-COC Tranche and the number of IPUs in the Post-COC Tranche upon application of the applicable Performance Factors. The amount of Payout Share Units is rounded down to the nearest whole share unit. The Committee does not have discretion to increase or decrease this calculated potential award amount.

11.	Definition of Change of Control Coverage Period

“Change of Control Coverage Period” means a period commencing on the occurrence of a Change of Control Triggering Event (defined below) and ending upon the earlier to occur of (a) the date of a Change of Control Failure (defined below) and (b) the date of a Change of Control. After the termination of any Change of Control Coverage Period, another Change of Control Coverage Period will commence upon the occurrence of another Change of Control Triggering Event.

For purposes of this definition:

•     a “Change of Control Triggering Event” means the occurrence of either of the following: (i) the Board or the Corporation’s shareholders approve a Business Combination, other than an Excluded Combination (as defined in the definition of Change of Control in Appendix B), or (ii) the commencement of a proxy contest in which any Person seeks to replace or remove a majority of the members of the Board

•     a “Change of Control Failure” means: (x) with respect to a Change of Control Triggering Event, the Corporation’s shareholders vote against the transaction approved by the Board or the agreement to consummate the transaction is terminated; or (y) with respect to a Change of Control Triggering Event described in clause (ii) of the definition above, the proxy contest fails to replace or remove a majority of the members of the Board.

EXHIBIT 1: CORPORATE PERFORMANCE METRIC – RELATIVE EPS GROWTH

Relative EPS Growth Corporate Performance Measure
Peer Group Position (with respect to Covered Period EPS Growth Performance)		Unadjusted Payout Percentage *
Maximum	#1	125.00%
	#2	125.00%
	#3	125.00%
	#4	120.00%
	#5	115.00%
	#6	105.00%
	#7	95.00%
	#8	80.00%
	#9	60.00%
	#10	40.00%
Minimum	#11	0.00%
	#12	0.00%

*	Consistent with the design of this compensation program and approach taken in prior years, this schedule interpolates results to arrive at final annual corporate performance potential payout percentages for relative EPS growth corporate performance. The final annual corporate performance payout percentage for the relative EPS growth corporate performance metric for a given year or partial year period will depend both on PNC’s relative EPS growth performance ranking (which generates a payout percentage range between the midpoints of the payout percentages for the rank below and the rank above PNC) and on PNC’s performance for that same period relative to the EPS growth performance of the peers ranked immediately above and below PNC (which determines the adjusted payout percentage within this range). See example below.

Where interpolation is impracticable or would not produce a meaningful result, the unadjusted percentage will be used. The payout percentage will be rounded to the nearest one-hundredth.

Example: If PNC achieves a #5 ranking, the schedule indicates that the payout percentage for this rank would be between 110.00% (which is the mid-point between 105.00% and 115.00% in the table) and 117.50% (which is the mid-point between 115.00% and 120.00% in the table). The final calculated percentage depends on how PNC’s EPS growth for the year or partial year compares to the EPS growth of the peers for the same period ranking immediately above and below PNC, in this example the performance of the peers ranking #4 and #6. If PNC achieves a #10 ranking (the lowest ranking that would generate a payout percentage above zero) for the EPS growth corporate performance metric, the schedule indicates that the payout percentage for this rank would be between 20.00% and 50.00% and the final calculated percentage would be determined based on the comparison of PNC’s performance for that corporate performance metric to that of the peers ranking #9 and #11.

EXHIBIT 2: CORPORATE PERFORMANCE METRIC – ROCE-RELATED PERFORMANCE METRICS

The following table assigns an annual corporate factor with respect to ROCE-related performance for the applicable year or partial year period. Percentages for performance between the points indicated on the table are interpolated.

ROCE-Related Corporate Performance Measure
PNC’s Return on Average Common Shareholders’ Equity (as a % of the Committee-Specified ROCE Hurdle)		Payout Percentage *
Maximum	110.00% or greater	125.00%
	105.00%	100.00%
	100.00%	75.00%
	75.00%	50.00%
Minimum	50.00% or less	0.00%

*	Consistent with the design of this compensation program, this schedule interpolates results for performance between the points indicated on this table. Where interpolation is impracticable or would not produce a meaningful result, the unadjusted percentage will be used.

-i-

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed on its behalf as of the Grant Date.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:

ATTEST:

By:

ACCEPTED AND AGREED TO by GRANTEE

Grantee